Exhibit 99.1

Cellectar to Participate at Upcoming Institutional Investor Conferences

FLORHAM PARK, N.J., March 5, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development, and commercialization of drugs for the treatment of cancer, today announced that the company will be available for 1x1 meetings at the following upcoming conferences:

H.C. Wainwright Global Life Sciences Conference
Date:	March 9-10, 2021
Time:	Available for 1x1 meetings
To schedule, click on the link HERE

Roth Capital Partners 33rd Annual Conference
Date:	March 15-17, 2021
Time:	Available for 1x1 meetings
To schedule, click on the link HERE

The company’s presentation is available for on-demand viewing in the link HERE.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes CLR 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope) directly to cancer cells, while limiting exposure to healthy cells unlike many traditional on-market treatment options. CLR 131, is currently being evaluated in the CLOVER-WaM Phase 2 pivotal study in patients with relapsed/refractory (r/r) Waldenstrom’s macroglobulinemia, a Phase 2b study in r/r multiple myeloma patients, the CLOVER-2 Phase 1 study for a variety of pediatric cancers, one preclinical PDC chemotherapeutic program (CLR 1900) and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com